AMENDMENT TO ADMINISTRATION, BOOKKEEPING AND
PRICING SERVICES AGREEMENT

THIS AMENDMENT is made as of February 24, 2015 (the "Effective Date") between WesMark Funds (the "Trust"), an open-end, management investment company organized as a business trust under the laws of the State of Massachusetts, and ALPS Fund Services, Inc. ("ALPS"), a Colorado corporation.

WHEREAS, the Trust and ALPS have entered into an Administration, Bookkeeping and Pricing Services Agreement dated March 21, 2009, as amended (the "Agreement"); and

WHEREAS, the Trust and ALPS wish to modify the Agreement.

NOW, TIIEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.        As of the Effective Date, Section 15(b) ( Renewal Term) of the Agreement is replaced in its entirety with the following:

15.               Duration and Termination of this Agreement.

 (b)      Renewal Term.  If not sooner terminated, this Agreement shall renew at the end of the Initial Term  and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Trust. Notwithstanding the foregoing, either party may terminate this Agreement upon not less than sixty (60) days' written notice prior to the expiration of the then current renewal term or for cause pursuant to Section 15(c) hereof.

2.        As of the Effective Date, Section 20 (Notices) of the Agreement is replaced in its entirety with the following:

20.        Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc,
1290 Broadway, Suite 1100
Denver, Colorado 80203

Attn: General Counsel
Fax: (303) 623-7850

To the trust:

WesMark Funds
One Bank Plaza, Fifth Floor
Wheeling, WV 26003
Attn: David Ellwood
Fax: (304) 234"9476

With a copy to:

Perkins Coie LLP
700 Thirteenth Street, N.W.
Suite 600
Washington, D.C. 20005-3960
Attn: Todd Zerega
Fax: (202) 654-9941

  3.               All other provisions of the Agreement shall remain unchanged.

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IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above.

WESMARK FUNDS		ALPS DISTRIBUTORS, INC.

By:	/s/David B. Ellwood	By:	/s/Jeremy O. May
Name:	David B. Ellwood	Name:	Jeremy O. May
Title:	President	Title:	President